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                                                                 EXHIBIT 10.38

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Sept. 30, 2000

Dr. Robert T. Ku

#25, Pewkesbury Dr.

Wyomissing, PA 19610

Home Tel: 610-678-4280

Dear Dr. Ku:

     This employment letter agreement sets forth the terms of your employment agreement with Oplink Communications, Inc. (the "Company").

     1. POSITION AND RESPONSIBILITIES. The Company hereby offers to employ you as Sr. Vice President, Technology, effective October 3, 2000. In that position, you will report to the Chief Executive Officer, Joe Liu. Your initial responsibilities will be to establish and manage the Company's Photonics Design Center. Your additional responsibilities include the management and oversight of the Company's customer technical support system on the East Coast. Upon completing the establishment of the Photonics Design Center, but in no event later than October 3, 2001, you will be relocated to the Company home office, located at 3469 North First Street in San Jose, California. Your responsibilities may change from time to time as the Company deems it necessary.

     2. OFFICE LOCATION AND HOURS. Between October 3, 2000 and October 3, 2001, your place of employment will be located at the Photonics Design Center, on the East Coast in order to establish and manage the completion of the Company's Photonics Center. Normal office hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your responsibilities.

     3. COMPENSATION. For your services under this Employment Letter Agreement, you will receive the following compensation from the Company. All references to the "$" symbol below refer to the U.S. dollar.

          (a) BASE SALARY. You will receive a base salary of $225,000 per year, less payroll deductions and all required withholdings, payable under the Company's regular payroll practices, which currently includes payment on a bi-weekly basis. Your base salary will be reviewed on an annual basis.

          (b)  BENEFITS.

               (1) STANDARD BENEFITS. You will be eligible for the following standard Company benefits on the first of the month following 30 days of continuous service

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with the Company: medical insurance, 401(k) retirement savings plan, vacation, sick leave and holidays. Details about these benefits are provided in the Employee Handbook and plan summaries, available for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

               (2) SUPPLEMENTAL LIFE INSURANCE. The Company will purchase a term life insurance policy on your life for $1,000,000 for the benefit of your designated beneficiary.

               (3) RELOCATION ALLOWANCE AND SIGN-IN BONUS. You will be paid $25,000 as Sign-in Bonus, payable in your first pay check. You will be paid an additional $25,000 as relocation allowance, payable in full when you relocate you and your family from Pennsylvania to California, after the first year of services with the Company. If you voluntarily terminate your employment, or are terminated for cause within the first year of your employment, you will be required to pay back to the Company a pro-rated portion of the $25,000 Sign-in bonus within 30 days of termination. The pay back amount is equal to $25,000 multiplied by the following percentage, (i) the numerator of which is the number of full months remaining until the first anniversary of your arrival date and (ii) the denominator of which is
     12. By example, if you voluntarily terminate your employment 3 months following your arrival date, then you will be obligated to pay back 9/12ths of the $25,000 to the Company.

          (c) EMPLOYEE STOCK PURCHASE PLAN. You will be eligible to participate in the new Employee Stock Purchase Plan as provided under the terms of the plan. The Employee Stock Purchase Plan will become effective upon the completion of the Company's public offering.

          (d) INITIAL STOCK OPTIONS. Subject to approval by the Company's Board of Directors, you will be granted an initial stock option to purchase 600,000 shares of the Company's Common Stock ("Option") on the following terms.

               (1) EXERCISE PRICE. The exercise price of the Option shall be the fair market value of the stock at the time of the grant, which has been determined by the Company's Board of Directors to equal $15.00.

               (2)  VESTING.

                    (A) STANDARD VESTING. Your Option shall be subject to vesting on the following terms: one-fourth (1/4th) shall vest after one year of your employment with the Company, commencing October 3, 2000, with the balance vesting equally on a monthly basis for each month of your employment with the Company over the next three years.

                    (B) ACCELERATION OF VESTING FOLLOWING CHANGE OF CONTROL. In the event of a "Change of Control" (as defined below) within the first year of your employment with the Company, the vesting of one-fourth (1/4th) of your Option shall be accelerated immediately upon the Closing of the Change of Control.

                    (C) ACCELERATION OF VESTING FOLLOWING TERMINATION WITHOUT CAUSE. If you are terminated without "Cause" within the first year of your employment with the

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Company, a minimum of one-eighth (1/8th) of your stock options will vest immediately upon your termination of employment, or in the alternative, you will be paid the outstanding remainder of your salary for the one year period, which ever is greater.

                    (D) DEFINITIONS. For purposes of this Employment Letter Agreement, the following terms shall have the meanings set forth below.

                         (1) "CAUSE" means the occurrence of any of the
following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea of guilty or NOLO CONTENDERE) of any felony or other crime involving moral turpitude or dishonesty by the employee; or (iii) any material breach by the employee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

                         (2) "CHANGE OF CONTROL" means any one of the following
transactions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

     4.   TERMS OF EMPLOYMENT.

          (a) COMPANY POLICIES AND AGREEMENTS. As a Company employee, you will be expected to abide by the Company's rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Employment, Confidential Information and Invention Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company. The Company may amend its rules and regulations at any time.

          (b) EMPLOYMENT AT WILL. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company.

          (c) ELIGIBILITY FOR EMPLOYMENT. As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

     5. COMPLETE AGREEMENT. This Employment Letter Agreement, together with your Confidential Information and Invention Agreement and stock option agreements, forms the complete and exclusive statement of the terms of your employment agreement with the Company. The employment terms in this Employment Letter Agreement and the Confidential Information and Invention Agreement supersede any other prior or contemporaneous agreements or promises made to you by anyone, whether oral or written.

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     If you agree to the terms of this Employment Letter Agreement, please sign and date the attached copy of this Employment Letter Agreement and return that copy to me.

     We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,



_____________________________
Joe Liu
Chief Executive Officer

Agreed:



___________________________                              ______________________
Robert T. Ku                                             Date